EXHIBIT 11


                                CLX ENERGY, INC.
                   Computation of Net Income (Loss) Per Share
                                   (Unaudited)


                                               Six Months                 Three Months
                                             Ended March 31,             Ended March 31,
                                             ---------------             ---------------
                                           2001          2000          2001           2000
                                           ----          ----          ----           ----


Net income (loss)                     $   174,678        29,786        87,220     (    1,628)
                                        =========     =========     =========      =========

Weighted average number of common
  shares outstanding                    2,636,283     2,637,033     2,636,283      2,637,033

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options                                  73,100        69,445        73,100            -
                                        ---------     ---------     ---------      ---------
                                        2,709,383     2,706,478     2,709,383      2,637,033
                                        =========     =========     =========      =========

 Net income (loss) per share:
    Basic                             $      0.07          0.01          0.03     (     0.00)
                                        =========     =========     =========      =========

    Diluted                           $      0.06          0.01          0.03     (     0.00)
                                        =========     =========     =========      =========







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